UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2007

USA TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

610-989-0340
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

On April 30, 2007, and as permitted under the terms thereof, the Company prepaid all of the outstanding $3,652,000 principal amount of Convertible Senior Notes. The Senior Notes consisted of $320,000 principal amount of 12% Convertible Senior Notes due June 30, 2009 (convertible into Common Stock at $10 per share), $1,520,000 principal amount of 12% Convertible Senior Notes due December 31, 2009 (convertible into Common Stock at $20 per share), and $1,812,000 principal amount of 10% Convertible Senior Notes due December 31, 2010 (convertible into Common Stock at $10 per share). The repayment of the Senior Notes was made by utilizing cash on hand. As provided in the Senior Notes, each note holder has the right for a thirty day period to elect to convert the Senior Note into Common Stock by returning the prepayment to USA.

As of April 30, 2007, and as a result of the prepayment of the Convertible Senior Notes, there were no Convertible Senior Notes of USA outstanding. On May 1, 2007, and after the prepayment by USA of the Convertible Senior Notes, USA had a cash balance on hand of approximately $10,000,000. On May 1, 2007, USA had 11,498,858 shares of Common Stock issued and outstanding.

USA and The Kroger Co. have entered into a one year agreement pursuant to which USA would sell to Kroger up to 10,000 VM2IQ VendingMisers for use in cold drink vending machines located at Kroger stores. Through the date hereof, USA has received purchase orders for and shipped 1,800 units. If all 10,000 units are purchased by Kroger, the Company anticipates revenues of $710,000. The agreement can be terminated by Kroger at any time by giving USA thirty days notice. The agreement expires on March 1, 2008.

This Item 7.01 is intended to be furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as explicitly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer

Dated: May 3, 2007

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